Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-213889 on Form S-4 and Form S-4/A; File Nos. 333-213607 and 333-219313 on Form S-3; File Nos. 333-153059 and 333-218859 on Form S-8 and Form S-8POS; File No. 333-183497 on Form S-3D and Form S-3DPOS; and File No. 333-183497 on Form S-3D and Form S-3DPOS effective September 13, 2012, of Middlefield Banc Corp. of our report dated March 7, 2018, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2017.

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 7, 2018